Exhibit 99.1

The J. M. Smucker Company Announces a Definitive Agreement to Sell Canadian Grain-Based Foodservice
and Industrial Businesses to the Owners of Horizon Milling, LLC

ORRVILLE, Ohio and MINNEAPOLIS, Minnesota, July 20, 2006—The J. M. Smucker Company (NYSE: SJM) today announced having reached a definitive agreement to sell the Canadian grain-based foodservice and industrial businesses owned by Smucker Foods of Canada Co., a wholly owned subsidiary of The J. M. Smucker Company, to Horizon Milling G.P., to be owned by Cargill and CHS Inc., parent companies of Horizon Milling, LLC, a leading U.S. flour miller. Cargill is an international provider of food, agricultural and risk management products and services, and CHS Inc. (NASDAQ: CHSCP) is a diversified company providing essential food, grain and energy resources to businesses and consumers. The transaction is expected to close by the end of September, subject to regulatory approval.

According to Guy Shoemaker, President, Horizon Milling, the agreement will ensure that flour and bakery mix customers throughout Canada will continue to be provided a reliable, cost-effective and high-quality supply of products.

“We are excited about this opportunity to participate in the Canadian baking industry and to create more opportunities for its bakery customers,” said Shoemaker. “Our commitment is to build on the significant contributions of the Smucker Company. Additionally, this acquisition complements our broader bakery strategy to provide distinctive customer solutions in supply-chain optimization, product formulation, and risk management.”

“The Smucker Company is pleased to enter into an arrangement with a company that has built deep customer relationships and is committed to the long term success of our retail baking business in Canada,” said Mark Smucker, Vice President, Managing Director, Canada, The J. M. Smucker Company.

The Smucker Company’s strategy is to own and market leading North American food brands sold in the center of the store. The Canadian grain-based foodservice and industrial businesses, acquired as part of the International Multifoods acquisition, are not aligned with this strategy and the decision was made to divest these non-strategic businesses. The Smucker Company will continue to market and distribute Robin Hood® branded products through Canadian retail channels along with its Bick’s®, Smucker’s®, Jif®, and Crisco® brands. Through a co-packing agreement, Horizon Milling will provide branded retail baking products, including Robin Hood flour, to the Smucker Company.

The businesses being divested primarily include three flour milling operations in Montreal, Quebec, Port Colborne, Ontario, and Saskatoon, Saskatchewan, and two dry baking mixing facilities in Montreal and Burlington, Ontario. The Smucker Canadian corporate operations in Markham and Rexdale, Ontario, will also be impacted although the extent of these changes is not yet known.

According to Smucker, the sale is expected to generate net cash proceeds of approximately $78 million, and result in a pretax loss of approximately $10 — 15 million, or $0.12 — $0.18 per diluted share. The divested businesses contributed approximately $170 million in sales and $4 million, or $0.07 per diluted share, in net earnings to Smucker’s fiscal 2006 results. The Smucker Company estimates that the net impact of the sale will reduce earnings per share from continuing operations by approximately $0.02 per diluted share for fiscal 2007. Smucker also estimates that the sale of this lower margin business will improve overall profit margins for the Company. Following the transaction, the Canadian business will represent approximately 10 percent of total Smucker sales.

About The J. M. Smucker Company

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company’s namesake and founder sold his first product — apple butter — from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker’s®, Jif® and Crisco®. The family of brands also includes Pillsbury® baking mixes and ready-to-spread frostings; Hungry Jack® pancake mixes, syrups and potato side dishes; and Martha White® baking mixes and ingredients in the U.S., along with Robin Hood® flour and baking mixes and Bick’s® pickles and condiments in Canada. For over 109 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine’s annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has approximately 3,500 employees worldwide and distributes products in more than 45 countries.

About Horizon Milling, LLC

A leading U.S. flour miller, Horizon Milling, LLC is a joint venture between Cargill and CHS Inc. Horizon Milling combines the expertise of a global food ingredients manufacturer with the supply assurance capabilities of a national, farmer-owned cooperative to provide customers with innovative, flour-related product and service solutions. For more information, visit http://www.horizonmilling.com.

About Cargill

Cargill is an international provider of food, agricultural and risk management products and services. With 142,000 employees in 61 countries, the company is committed to using its knowledge and experience to collaborate with customers to help them succeed. For more information, visit http://www.cargill.com.

About CHS

CHS is a diversified Fortune 500 company providing essential food, grain and energy resources to businesses and customers. CHS is listed on the NASDAQ at CHSCP. For more information, visit http://www.chsinc.com.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the timing of the close of the proposed transaction, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contacts:

The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President, Chief Financial Officer and Treasurer

George G. Sent, Jr.
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications

Lori Fligge
Cargill (U.S.)
Director, Media Relations
(952) 742-2275

Rob Meijer
Cargill (Canada)
Director, Public Affairs
(204) 947-6370